Vellmer & Chang
Chartered Accountants*

505 - 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

August 10, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 10, 2006 of Colombia Goldfields Ltd. (File Ref. no.: 000-51013) (the “Company”) and we are in agreement with the statements made in the first, second, third and fourth paragraphs on page 1 therein, but we have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Vellmer & Chang
VELLMER & CHANG